UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2018

Mammoth Energy Services, Inc.

(Exact name of registrant as specified in its charter)

001-37917
(Commission File No.)

Delaware	32-0498321
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14201 Caliber Drive, Suite 300 Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)
(405) 608-6007
(Registrant’s telephone number, including area code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(s) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.
On December 21, 2018, Cobra Aviation Services LLC (“Cobra Aviation”), a variable interest entity of a wholly-owned subsidiary of Mammoth Energy Services, Inc. (NASDAQ: TUSK) (“Mammoth”), and Wexford Partners Investment Co. LLC (“Wexford Investment”), an affiliate of Wexford Capital LP (“Wexford”), formed a joint venture under the name of Brim Acquisitions LLC, a Delaware limited liability company (“Brim Acquisitions”), to acquire all outstanding equity interests in Brim Equipment Leasing, Inc., an Oregon corporation (“Brim Equipment”), from an unrelated third-party seller (the “Brim Equipment Acquisition”). The Brim Equipment Acquisition was completed on December 21, 2018 for a purchase price of approximately $2.0 million in cash, subject to certain adjustments and indemnities. At the time of the Brim Equipment Acquisition, Brim Equipment owned one commercial helicopter and leased one commercial helicopter for operation, which it uses to provide a variety of services, including short haul, aerial ignition, hoist operations, aerial photography, fire suppression, construction services, animal/capture/survey, search and rescue, airborne law enforcement, power line construction, precision long line operations, pipeline construction and survey, mineral and seismic exploration, and aerial seeding and fertilization.
Wexford Investment owns a 51% economic interest and Cobra Aviation owns a 49% economic interest in Brim Acquisitions, and each member contributed its pro rata portion of Brim Acquisitions initial capital of $2.0 million. Wexford Investments meets the U.S. citizen requirements under applicable regulations of the U.S. Department of Transportation and Federal Aviation Administration and Wexford, which has expertise in aviation matters, manages Brim Acquisitions. Under the terms of the limited liability company agreement of Brim Acquisitions LLC, entered into effective as of December 21, 2018, by and among Cobra Aviation and Wexford Investment (the “Brim LLC Agreement”), for so long as Cobra Aviation beneficially owns at least 10% of the outstanding equity interests in Brim Acquisitions on a fully-diluted basis, Cobra Aviation has the right to consent to certain actions that may be taken by Brim Acquisitions, including any amendment to the organizational documents of Brim Acquisitions, any liquidation, dissolution, winding up or voluntary bankruptcy of Brim Acquisitions or any of its subsidiaries, any merger or consolidation, or sale of all or a substantial portion of the assets or equity, of Brim Acquisitions or any of its subsidiaries and entering into certain transactions with affiliates. Also, for so long as Cobra Aviation beneficially owns at least 10% of the outstanding equity interests in Brim Acquisitions on a fully-diluted basis, it has the right to nominate one director to the board of directors of Brim Acquisitions (currently consisting of three directors) and has certain rights of first offer, as well as pre-emptive and tag-along rights, with respect to equity securities of Brim Acquisitions. In addition, for so long as Cobra Aviation holds more than 5% of the outstanding equity interests in Brim Acquisitions on a fully-diluted basis, Cobra Aviation is entitled to certain information rights.
Also on December 21, 2018, prior to entering into the Brim LLC Agreement and completing the Brim Equipment Acquisition, Cobra Aviation acquired (i) two commercial helicopters, spare parts, support equipment and aircraft documents from Brim Equipment for an aggregate purchase price of approximately $4.2 million and (ii) all of the equity interests in Air Rescue Systems Corporation, an Oregon corporation, which indirectly owns one commercial helicopter (the “Air Rescue helicopter”) through a wholly-owned subsidiary, from unrelated third-party sellers for a purchase price of approximately $2.7 million, subject to certain adjustments and indemnities. The Air Rescue helicopter is subject to an existing lease to Brim Equipment. Cobra Aviation intends to lease the other two commercial helicopters acquired by it in these transactions to Brim Equipment under the terms of aircraft lease and management agreements to be executed between Cobra Aviation and Brim Equipment. Cobra Aviation also intends to enter into (i) an aviation support services agreement with Brim Equipment primarily to provide back office services to Brim Equipment, based on a cost plus 10% fee structure and (ii) a general sales agency agreement with Brim Equipment pursuant to which Cobra Aviation will receive a 5% commission for any referral of business by Cobra Aviation that will utilize helicopters owned by Brim Equipment.
An affiliate of Wexford owns approximately 49% of Mammoth’s outstanding common stock. One of Mammoth’s directors is a partner at Wexford. Additional information regarding Mammoth’s material relationships and related party transactions with Wexford and its affiliates is set forth under the heading “Certain Relationships and Related Transactions” in Mammoth’s definitive proxy statement on Schedule 14A, filed by Mammoth with the Securities and Exchange Commission on April 25, 2018, as may be updated or supplemented by subsequent filings Mammoth makes with the Securities and Exchange Commission, and the notes to Mammoth’s consolidated financial statements included in Mammoth’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which information is incorporated herein by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAMMOTH ENERGY SERVICES, INC.
Date:	December 28, 2018	By:	/s/ Mark Layton
Mark Layton
Chief Financial Officer and Secretary